David A. Kekich
                                  1533 Via Leon
                         Palos Verdes Estates, CA 90274
                                  310-265-8644






June 19, 2000



Board of Directors
Central Capital Venture Corp.
2660 Townsgate Road, Suite 725
Westlake Village, CA 91361

Gentlemen,

         Please accept my resignation as an officer and director of Central Capital Venture Corp. as of this date, June 19, 2000.

         It has been a pleasure serving you.


With best regards,


/S/David A. Kekich

David A. Kekich















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